Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

The Board of Directors
Shenandoah Telecommunications Company:

We consent to the incorporation by reference in the registration statements No. 333‑74297 on Form S‑3D, No. 333‑127342 on Form S‑8, and No. 333-196990 on Form S-8 of Shenandoah Telecommunications Company of our reports dated March 23, 2017, with respect to the consolidated balance sheets of Shenandoah Telecommunications Company as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of Shenandoah Telecommunications Company.
Our report dated March 23, 2017 on the consolidated financial statements refers to the completion on May 6, 2016, of the Company’s acquisition of NTELOS Holdings Corp. (nTelos) and application of the acquisition method of accounting as of the acquisition date and ASU 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, during the measurement period.
Our report dated March 23, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that Shenandoah Telecommunications Company did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified and included in Management’s Report on Internal Control Over Financial Reporting:

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Insufficient number of trained resources with assigned responsibility and accountability for the design, operation and documentation of internal controls over (i) complex, significant non-routine transactions, including the business combination of nTelos and the Sprint asset exchange transaction; (ii) the preparation of the consolidated statements of cash flows; and (iii) their interaction with third party service providers;

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An ineffective risk assessment process to identify and assess necessary changes in the application of generally accepted accounting principles, financial reporting processes and the design and effective operation of internal controls that were responsive to changes in business operations, specifically changes in the business resulting from the acquisition of nTelos and the Sprint asset exchange transaction;

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An ineffective information and communication process to identify and assess the source of reliable information necessary for financial accounting and reporting related to complex, significant non-routine transactions and to accurately communicate the information on a timely basis to third party service providers;

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Ineffective monitoring activities to assess the operation of internal control related to (i) complex, significant non-routine transactions; (ii) accounting for income taxes; and (iii) accuracy of the preparation of the consolidated statements of cash flows;

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Ineffective design and documentation of process-level controls over complex, significant non-routine transactions including the measurement of the fair value of FCC licenses, property and equipment, customer-based intangible assets, leases, and the affiliate contract expansion intangible asset acquired from nTelos and as result of the Sprint asset exchange transaction;

•	Ineffective design and documentation of process-level controls over the accounting for income taxes; and

•	Ineffective operation and documentation of process-level controls over the accuracy of the preparation of the consolidated statements of cash flows.

Our report dated March 23, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states Shenandoah Telecommunications Company acquired NTELOS Holdings Corp. on May 6, 2016, and management excluded from its assessment of the effectiveness of Shenandoah Telecommunications Company’s internal control over financial reporting as of December 31, 2016, nTelos’ internal control over financial reporting associated with $42.9 million of total assets and $67.7 million of total operating revenues reflected in the consolidated financial statements of Shenandoah Telecommunications Company and subsidiaries as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of Shenandoah Telecommunications Company also excluded an evaluation of the internal control over financial reporting of nTelos.

/s/ KPMG LLP

Richmond, Virginia
March 23, 2017